                                                                   EXHIBIT. 99.6


                          INDEPENDENT AUDITORS' REPORT


To the Partners of
Illinois Valley Cellular RSA 2-I Partnership

We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-I Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-I Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, then ended in conformity with accounting principles generally accepted in the United States of America.


KIESLING ASSOCIATES LLP

Madison, Wisconsin
March 1, 2003

                  ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                          2002               2001
                                                                    ----------------   ----------------
                               ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                         $        117,870   $        102,338
  Accounts receivable
    Due from customers
      Less allowance of $116,500 and $110,000, respectively                1,079,795          1,176,246
    Affiliates                                                               233,674            115,664
    Other                                                                     58,018             65,137
  Prepaids                                                                    97,384              3,446
                                                                    ----------------   ----------------
                                                                           1,586,741          1,462,831
                                                                    ----------------   ----------------

PROPERTY AND EQUIPMENT
  Plant in service                                                        13,342,101         11,149,052
  Less accumulated depreciation                                           (6,833,198)        (6,022,436)
                                                                    ----------------   ----------------
                                                                           6,508,903          5,126,616
  Plant under construction                                                     5,704              5,845
                                                                    ----------------   ----------------
                                                                           6,514,607          5,132,461
                                                                    ----------------   ----------------

OTHER NONCURRENT ASSETS
  Investments                                                                159,144            235,647
                                                                    ----------------   ----------------
TOTAL ASSETS                                                        $      8,260,492   $      6,830,939
                                                                    ================   ================

                  ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                  LIABILITIES AND PARTNERS' CAPITAL                       2002               2001
                                                                    ----------------   ----------------
CURRENT LIABILITIES
  Current portion of long-term debt                                 $              -   $        659,340
  Capital lease obligation                                                    21,287                  -
  Notes Payable                                                            1,000,000                  -
  Accounts Payable:
    Trade                                                                    204,101             24,314
    Affiliates                                                               608,248            316,154
    Other                                                                    290,254            244,508
  Accrued liabilities-affiliate                                              136,559             98,078
  Accrued commissions                                                         71,288             76,912
  Advance billings                                                           279,853            246,652
  Other                                                                      168,064            122,044
                                                                    ----------------   ----------------
                                                                           2,779,654          1,788,002
                                                                    ----------------   ----------------
LONG-TERM OBLIGATIONS
  Capital lease obligation                                                    96,620
                                                                    ----------------   ----------------
PARTNERS' CAPITAL                                                          5,384,218          5,042,937
                                                                    ----------------   ----------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                             $      8,260,492   $      6,830,939
                                                                    ================   ================

   The accompanying notes are an integral part of these financial statements

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                      2002              2001              2000
                                                ---------------    --------------    ---------------
OPERATING REVENUES
  Retail service                                $    6,513,308     $   6,123,233     $    6,095,261
  Roamer service                                     3,131,185         4,020,995          3,184,181
  Equipment sales                                      181,442           180,670            149,909
  Miscellaneous services                             1,069,743           906,974            693,533
                                                ---------------    --------------    ---------------
                                                    10,895,678        11,231,872         10,122,884
                                                ---------------    --------------    ---------------

OPERATING EXPENSES
  Cost of services                                   4,572,661         4,358,681          3,439,668
  Cost of equipment sales                            1,017,085           937,143            890,065
  Selling, general and administrative                3,986,972         3,723,723          3,229,256
  Depreciation                                         956,339           748,968            772,698
                                                ---------------    --------------    ---------------
                                                    10,533,257         9,768,515          8,331,687
                                                ---------------    --------------    ---------------

OPERATING INCOME                                       362,421         1,463,357          1,791,197
                                                ---------------    --------------    ---------------

OTHER INCOME (EXPENSES)
  Interest expense                                     (43,862)          (78,081)          (154,861)
  Interest during construction                           9,534                 -                  -
  Other, net                                            13,188            28,039             33,284
                                                ---------------    --------------    ---------------
                                                       (21,140)          (50,042)          (121,577)
                                                ---------------    --------------    ---------------

NET INCOME                                      $      341,281     $   1,413,315     $    1,669,620
                                                ===============    ==============    ===============

   The accompanying notes are an integral part of these financial statements.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                         STATEMENTS OF PARTNERS' CAPITAL
                        DECEMBER 31, 2002, 2001, AND 2000

                                                                      Total
                                                                 --------------
Balance at December 31, 1999                                     $    2,859,792

Net income                                                            1,669,620

Distribution                                                           (549,994)
                                                                 --------------

Balance at December 31, 2000                                          3,979,418

Net income                                                            1,413,315

Distribution                                                           (349,796)
                                                                 --------------

Balance at December 31, 2001                                          5,042,937

Net income                                                              341,281
                                                                 --------------

Balance at December 31, 2002                                     $    5,384,218
                                                                 ==============

   The accompanying notes are an integral part of these financial statements.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                      2002              2001              2000
                                                                 --------------    ---------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                     $     341,281     $    1,413,315     $   1,669,620
  Adjustments to reconcile net income
  to net cash provided by operating  activities:
    Depreciation                                                       956,539            748,968           772,698
    Provision for losses on accounts receivable                         (6,500)           (24,000)           (8,000)
  Changes in assets and liabilities:
    (Increase) Decrease in:
      Accounts receivable                                               (7,940)          (225,823)           (9,609)
      Prepaids                                                         (93,938)                 -                 -
    Increase (Decrease) in:
      Accounts payable                                                 517,627            102,857          (135,409)
      Other                                                            112,078             95,298           (47,291)
                                                                 --------------    ---------------    --------------
        Net cash provided by operating activities                    1,819,147          2,110,615         2,242,009
                                                                 --------------    ---------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                              (2,214,901)          (995,505)         (889,583)
  Proceeds from the sale of investments, net                            76,503             87,431            88,012
                                                                 --------------    ---------------    --------------
        Net cash used in investing activities                       (2,138,398)          (908,074)         (801,571)
                                                                 --------------    ---------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term borrowings                                1,000,000                  -                 -
  Repayment of long-term borrowings                                   (659,340)          (801,751)         (933,040)
  Payments of capital lease obligations                                 (5,877)                 -                 -
  Partnership distribution                                                   -           (349,796)         (549,994)
                                                                 --------------    ---------------    --------------
        Net cash provided by/(used in) financing activities            334,783         (1,151,547)       (1,483,034)
                                                                 --------------    ---------------    --------------

Net Increase (Decrease) in Cash and Cash Equivalents                    15,532             50,994           (42,596)

Cash and Cash Equivalents at Beginning of Year                         102,338             51,344            93,940
                                                                 --------------    ---------------    --------------

Cash and Cash Equivalents at End of Year                         $     117,870     $      102,338     $      51,344
                                                                 ==============    ===============    ==============

   The accompanying notes are an integral part of these financial statements.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION

          The Illinois Valley Cellular RSA 2-I Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 8, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

                               Partner                          Percentage
               ----------------------------------------      ----------------
                Verizon Wireless                                  40.00%
                CENCOMM, Inc.                                      6-2/3
                C-R Cellular, Inc.                                 6-2/3
                DePue Communications, Inc.                         6-2/3
                Gemcell, Inc.                                      6-2/3
                Gridley Cellular, Inc.                             6-2/3
                Leonore Cellular, Inc.                             6-2/3
                Marseilles Cellular, Inc.                          6-2/3
                McNabb Cellular, Inc.                              6-2/3
                Tonica Cellular, Inc.                              6-2/3
                                                             ----------------
                                                                  100.00%
                                                             ================


          Marseilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

          The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION

          The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

          PROPERTY AND EQUIPMENT

          The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          PROPERTY AND EQUIPMENT (Continued)

          Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 10 to 20 years for cell site towers and shelter; 7 to 10 years for radio frequency equipment, electronic mobile exchange and base site controller equipment; 7 to 10 years for furniture and fixtures; and 3 to 5 years for computer equipment.

          When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

          LONG-LIVED ASSETS

          The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

          REVENUE RECOGNITION

          The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

          The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

          In 2002, the Partnership adopted a policy to include these revenues as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $881,197 and $985,702 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income or partners' equity.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          EXPENSE RECOGNITION

          Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

          INCOME TAXES

          The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

          ADVERTISING COSTS

          Advertising costs are expensed as incurred. Advertising expenses were $346,620, $294,841, and $337,750 in 2002, 2001, and 2000,
          respectively.

          CASH EQUIVALENTS

          All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the instruments.

          RECLASSIFICATIONS

          Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 3.   PROPERTY AND EQUIPMENT

          The components of property and equipment were as follows:

                                                                                 2002                2001
                                                                            ---------------      --------------
          Land and land improvements                                        $     545,333        $    541,618
          Buildings                                                             1,324,949           1,277,987
          Electronic mobile exchange and base site controller equipment         3,955,971           3,462,373
          Cell site towers and equipment                                        3,784,222           3,422,232
          Radio frequency equipment                                             3,054,024           1,966,997
          Other                                                                   677,602             477,845
                                                                            ---------------      --------------
                Total property and equipment                                   13,342,101          11,149,052

          Less accumulated depreciation                                        (6,833,198)         (6,022,436)
                                                                            ---------------      --------------
                Net property and equipment                                      6,508,903           5,126,616

          Plant under construction                                                  5,704               5,845
                                                                            ---------------      --------------

                Total net property and equipment                            $   6,514,607        $  5,132,461
                                                                            ===============      ==============


          Property and equipment and accumulated depreciation include $123,784 and $2,947, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $123,784.

NOTE 4.   INVESTMENTS

          Investments include $65,934 and $146,109 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCC's were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCC's are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 5.   NOTES PAYABLE

          In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002, was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

          The maximum amount of short-term borrowings at any month-end during 2002 was $1,000,000.

NOTE 6.   LONG-TERM DEBT

          Long-term debt consists of:

                                                                2001
                                                          --------------
          RTFC notes - variable rate                      $     513,032
          RTFC notes - variable rate                            146,308
                                                          --------------
               Total long-term debt                             659,340
          Less current portion                                 (659,340)
                                                          --------------
                                                          $           -
                                                          ==============

          The mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to five years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 31, 2001, was 5.3%.

          Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

          The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 6.   LONG-TERM DEBT (Continued)

          Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

          Cash paid for interest net of amounts capitalized for 2002, 2001, and 2000, totaled $25,021, $92,928, and $158,095, respectively.

          The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7.   RELATED PARTY TRANSACTIONS

          MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership for the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $2,224,397, $1,944,325, and $1,725,222, respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

          In addition, $276,062, $252,406, and $223,877 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

          Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

          The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $546,600 and $1,716,618, respectively, were provided to the Partnership. These services in 2001 were $455,250 and $1,592,348, respectively, and in 2000 were $423,525 and $1,004,834, respectively. The Switching Company received $511,669, $334,881, and $293,108 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 8.   CONCENTRATIONS OF CREDIT RISK

          Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

          The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

          Retail service revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

          Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place or complete calls. Roaming revenues from Verizon Wireless accounted for 21%, 31%, and 22% of total operating revenues in 2002, 2001, and 2000, respectively.

NOTE 9.   LEASE COMMITMENTS

          Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

                                                   Capitalized      Operating
                                                     Leases          Leases
                                                  -------------   -------------
              2003                                $     32,612    $    154,200
              2004                                      30,103         145,200
              2005                                      30,104         130,400
              2006                                      30,104         113,180
              2007                                      20,069          65,750
              Thereafter                                     -               -
              -----------------------------------------------------------------
              Total minimum lease payments        $    142,992    $    608,730
              Less amount representing interest                         25,085
              -----------------------------------------------------------------
              Present value of minimum lease
                payments including current
                maturities of $21,287             $    117,907
              =================================================================

          The cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustments of the payments in the renewal periods.

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 9.   LEASE COMMITMENTS (Continued)

          The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $68,400. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

          Rental expense for all cancelable and non-cancelable operating leases totaled $199,503, $139,150, and $114,856 in 2002, 2001, and 2000,
          respectively.

NOTE 10.  ALLOWANCE FOR UNCOLLECTIBLES

          The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

                                                                  2002                2001                2000
                                                            ---------------     ---------------     ---------------
          Balance, December 31                              $      110,000      $      134,000      $      142,000

          Provision for uncollectibles                              67,489              33,902             107,037

          Accounts written off, net of recoveries                   60,989              57,902             115,037
                                                            ---------------     ---------------     ---------------

          Balance, December 31                              $      116,500      $      110,000      $      134,000
                                                            ===============     ===============     ===============

NOTE 11.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          The following table presents summarized quarterly results.

                                                                                 QUARTER
                                                   ---------------------------------------------------------------------
                                                         1ST               2ND               3RD               4TH
                                                   ---------------   ---------------   ---------------   ---------------
          2002
          Operating revenues                       $    2,665,525    $    2,732,486    $    2,784,279    $    2,713,388
          Operating income                         $      300,775    $      181,779    $       69,549    $     (189,682)
          Net income                               $      310,158    $      175,016    $       64,205    $     (208,098)

          2001
          Operating revenues                       $    2,457,057    $    2,897,386    $    2,994,715    $    2,882,714
          Operating income                         $      238,467    $      378,592    $      402,836    $      443,462
          Net income                               $      222,770    $      357,551    $      387,483    $      445,511

                  ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 11.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12.  RECENT ACCOUNTING DEVELOPMENTS

          In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

          In April 2002, the FASB issued No. 145, "Rescission of FASB Statements No.4, 44, and 64, Amendment of FASB Statement No.13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No.4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No.64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

          In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

          The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

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